EXHIBIT 16

June 18, 2003

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4 of the Form 8-K dated June 19, 2003, of the Priority Healthcare Corporation 401(k) Profit Sharing Plan (f/k/a Profit Sharing Plan of Priority Healthcare Corporation and Affiliates) and are in agreement with the statements contained in the paragraphs of 4(a) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/    Ent & Imler CPA Group, PC

Ent & Imler CPA Group, PC